Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-197069 and 333-217644) of our reports dated April 10, 2019, relating to the consolidated financial statements of Leju Holdings Limited, its subsidiaries and its consolidated variable interest entities (the “Group”), appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2019.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, the People’s Republic of China

July 15, 2020